UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2013

TRANSMONTAIGNE PARTNERS L.P.

(Exact name of Registrant as specified in its Charter)

Delaware	001-32505	34-2037221
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1670 Broadway, Suite 3100, Denver, Co 80202

(Address of principal executive offices)

(303) 626-8200

(Registrant’s telephone number, including
area code)

Not Applicable

(Former name or former address, if
changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

Underwriting Agreement

On July 19, 2013, TransMontaigne Partners L.P. (the “Partnership”) and TransMontaigne GP L.L.C. (together with the Partnership the “Partnership Parties”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC (collectively, the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 1,450,000 common units representing limited partner interests in the Partnership (the “Common Units”), at a price to the public of $43.32 per Common Unit.  In addition, the Partnership granted to the Underwriters the option for a period of 30 days to purchase up to an additional 217,500 Common Units on the same terms. The material terms of the Offering are described in the prospectus supplement, dated July 19, 2013 (the “Prospectus Supplement”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on July 19, 2013 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”). The Offering was registered with the Commission pursuant to a Registration Statement on Form S-3, as amended (File No. 333-187661), initially filed by the Partnership on April 1, 2013, which was declared effective by the Commission on June 5, 2013.

The Offering closed on July 24, 2013. The Partnership received proceeds (net of underwriting discounts, commissions and offering expenses) from the Offering of approximately $60.0 million, and an approximate $1.3 million capital contribution from the General Partner to maintain its 2.0% general partner interest in the Partnership. As described in the Prospectus Supplement, the Partnership intends to use a portion of the net proceeds from the Offering to repay indebtedness outstanding under its senior secured credit facility.  The Partnership may reborrow any amounts repaid under the senior secured credit facility to fund its proportionate share of the construction cost of Battleground Oil Specialty Terminal Company LLC, its joint venture with Kinder Morgan Energy Partners, L.P.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions.  The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

As more fully described under the caption “Underwriting” in the Prospectus Supplement, certain of the Underwriters have performed commercial banking, investment banking and advisory services for the Partnership and its affiliates from time to time for which they have received customary fees and reimbursement of expenses. The Underwriters or their affiliates may, from time to time, engage in transactions with and perform services for the Partnership and its affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of each of the Underwriters are lenders under the Partnership’s senior secured credit facility, for which such affiliates of such Underwriters, in each case, have received customary fees.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 hereto. Legal opinions delivered relating to the Common Units are filed as Exhibits 5.1 and 8.1 hereto.

Item 9.01             Financial Statements and Exhibits

(d)         Exhibits

1.1            Underwriting Agreement, dated July 19, 2013, among TransMontaigne Partners L.P., TransMontaigne GP L.L.C. and the Underwriters named therein.

5.1            Opinion of Latham & Watkins LLP regarding the legality of the Common Units.

8.1            Opinion of Latham & Watkins LLP relating to tax matters.

23.1            Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

23.2            Consent of Latham & Watkins LLP (contained in Exhibit 8.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 24, 2013	TRANSMONTAIGNE PARTNERS L.P.

	By:	TransMontaigne GP L.L.C., its general partner

	By:	/s/ Frederick W. Boutin
Frederick W. Boutin
Executive Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

1.1	Underwriting Agreement, dated July 19, 2013, among TransMontaigne Partners L.P., TransMontaigne GP L.L.C. and the Underwriters named therein.

5.1	Opinion of Latham & Watkins LLP regarding the legality of the Common Units.

8.1	Opinion of Latham & Watkins LLP relating to tax matters.

23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 8.1).